Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated April 18, 2023, relating to the consolidated financial statements of Sidus Space, Inc. for the years ended December 31, 2022 and 2021 and to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

December 27, 2023